UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

EQUAL ENERGY LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	001-34759	98-0533758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4801 Gaillardia Parkway, Suite 325

Oklahoma City, OK 73142

(Address of principal executive offices, including zip code)

(405) 242-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 8, 2014, Equal Energy Ltd. (the “Corporation”) held a Special Meeting of Shareholders. At the meeting, shareholders voted in favor of all items of business, and the final voting results are as indicated below:

Proposal 1. The Corporation’s shareholders voted in favor of a special resolution approving a statutory plan of arrangement under the Business Corporations Act (Alberta) (the “Arrangement”), pursuant to which all of the issued and outstanding common shares of the Corporation would be acquired by a wholly-owned subsidiary of Petroflow Energy Corporation for US$5.43 in cash per common share of the Corporation:

Votes For	% For	Votes Against	% Against	Abstentions	Broker Non-Votes
17,393,934	86.22	2,777,670	13.78	0	0

Proposal 2. The Corporation’s shareholders voted in favor of an ordinary resolution approving a statutory plan of arrangement under the Business Corporations Act (Alberta) (the “Arrangement”), pursuant to which all of the issued and outstanding common shares of the Corporation would be acquired by a wholly-owned subsidiary of Petroflow Energy Corporation for US$5.43 in cash per common share of the Corporation, excluding common shares beneficially owned or over which control or direction is exercised by such persons whose votes may not be included in determining minority approval pursuant to Canadian securities law:

Votes For	% For	Votes Against	% Against	Abstentions	Broker Non-Votes
16,955,836	85.92	2,777,670	14.08	0	0

Proposal 3. The Corporation’s shareholders voted in favor of a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of the Corporation in connection with the completion of the Arrangement:

Votes For	% For	Votes Against	% Against	Abstentions	Broker Non-Votes
11,718,750	58.10	8,452,854	41.90	0	0

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Equal Energy Ltd., dated July 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUAL ENERGY LTD.

Dated: July 8, 2014	By:	/s/ SCOTT SMALLING
		Name:	Scott Smalling
		Title:	Senior Vice President and CFO